CERTIFICATE OF CORRECTION RELATING TO
THE AMENDED CERTIFICATE OF DESIGNATION OF THE
SERIES B 8% CONVERTIBLE PREFERRED STOCK
OF ELITE PHARMACEUTICALS, INC.
FILED IN THE OFFICE OF THE SECRETARY OF STATE OF THE STATE OF
DELAWARE ON AUGUST 12, 2011

Elite Pharmaceuticals, Inc., a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware.

DOES HEREBY CERTIFY:

1. The name of the corporation is Elite Pharmaceuticals, Inc. (the “Corporation”).

2. That an amended Certificate of Designation of the Series B 8% Convertible Preferred Stock of Elite Pharmaceuticals, Inc. (the “Certificate”) was filed with the Secretary of State of the State of Delaware on August 12, 2011, and that the Certificate requires correction as permitted by Section 103 of the General Corporation Law of the State of Delaware.

3. The inaccuracy of said certificate to be corrected is as follows:

Section 3(a) contained incorrect references to the effect that;

(a) Section 3(a)(iv) of the Certificate as originally filed with the Secretary of State on August 12, 2011 provides that “if the funds are not legally available for the payment of dividends and the Equity Condition relating to an effective Conversion Shares Registration Statement has been waived by such Holder, as to such Holder only, in unregistered shares of Common Stock which shall be valued solely for such purpose at 95% of the VWAPs for the 20 consecutive Trading Days ending on the Trading Day that is immediately prior to the Dividend Payment Date.”  Section 3(a)(iv) as corrected does not require the waiver by the Holder of the Equity Condition relating to an effective Conversion Shares Registration Statement for the corporation to satisfy its dividend obligations by issuing unregistered shares.

(b) Section 3(a)(v) of the Certificate as originally filed with the Secretary of State on August 12, 2011 provides that “if funds are not available for the payment of dividends and the Equity Conditions have not been met during the 20 consecutive Trading Days immediately prior to the applicable Dividend Payment Date, then such dividends shall accrue to the next Dividend  Payment Date.”  Section 3(a)(v) as corrected eliminates this provision in its entirety.

(c) Section 3(a) of the Certificate as originally filed with the Secretary of State on August 12, 2011 provides that “the Corporation shall promptly notify the Holders at any time the Corporation shall become unable, as the case may be, to legally pay cash dividends. If at any time the Corporation has the right to pay dividends in cash or Common Stock, the Corporation must provide the Holder with at least 20 Trading Days’ notice of its election to pay a regularly scheduled dividend in Common Stock ( the Corporation may indicate in such notice that the election contained in such notice shall continue for later periods until revised by a subsequent notice).”  Section 3 (a) as corrected eliminates this obligation on the part of the Corporation.

4.           Section 3(a) of the Certificate is corrected to read as follows:

“a) DIVIDENDS IN CASH OR IN KIND. Holders shall be entitled to receive, and the Corporation shall pay, cumulative dividends at the rate per share (as a percentage of the Stated Value per share) of 8% per annum,  ( subject to increases pursuant to Section 9(b)), payable quarterly on January 1, April 1, July 1 and October 1, beginning on the first such date after the Original Issue Date and on each Conversion Date (except that, if such date is not a Trading Day, the payment date shall be the next succeeding Trading Day) (each such date, a "DIVIDEND PAYMENT DATE") in cash or duly authorized, validly issued, fully paid and non-assessable shares of Common Stock as set forth in this Section 3(a), or a combination thereof (the amount to be paid in shares of Common Stock, the "DIVIDEND SHARE AMOUNT"). The form of dividend payments to each Holder shall be determined in the following order of priority: (i) if funds are legally available for the payment of dividends and the Equity Conditions have not been met during the 20 consecutive Trading Days immediately prior to the applicable Dividend Payment Date, in cash only; (ii) if funds are legally available for the payment of dividends and the Equity Conditions have been met during the 20 consecutive Trading Days immediately prior to the applicable Dividend Payment Date, at the sole election of the Corporation, in cash or shares of Common Stock which shall be valued solely for such purpose at 95% of the average of the VWAPs for the 20 consecutive Trading Days ending on the Trading Day that is immediately prior to the Dividend Payment Date; (iii) if funds are not legally available for the payment of dividends and the Equity Conditions have been met during the 20 consecutive Trading Days immediately prior to the applicable Dividend Payment Date, in shares of Common Stock which shall be valued solely for such purpose at 95% of the average of the VWAPs for the 20 consecutive Trading Days ending on the Trading Day that is immediately prior to the Dividend Payment Date; (iv) if funds are not legally available for the payment of dividends, in unregistered shares of Common Stock which shall be valued solely for such purpose at 95% of the average of the VWAPs for the 20 consecutive Trading Days ending on the Trading Day that is immediately prior to the Dividend Payment Date.. The Holders shall have the same rights and remedies with respect to the delivery of any such shares as if such shares were being issued pursuant to Section 6. Dividends on the Series C Preferred Stock shall be calculated on the basis of a 360-day year, shall accrue daily commencing on the Original Issue Date, and shall be deemed to accrue from such date whether or not earned or declared and whether or not there are profits, surplus or other funds of the Corporation legally available for the payment of dividends. Except as otherwise provided herein, if at any time the Corporation pays dividends partially in cash and partially in shares, then such payment shall be distributed ratably among the Holders based upon the number of shares of Series C Preferred Stock held by each Holder on such Dividend Payment Date. Any dividends, whether paid in cash or shares of Common Stock, that are not paid within five Trading Days following a Dividend Payment Date shall continue to accrue and shall entail a late fee, which must be paid in cash, at the rate of 18% per annum or the lesser rate permitted by applicable law (such fees to accrue daily, from the Dividend Payment Date through and including the date of payment). If at any time the Corporation delivers a notice to the Holders of its election to pay the dividends in shares of Common Stock, the Corporation shall timely file a prospectus supplement pursuant to Rule 424 disclosing such election, to the extent required by applicable law.”

In witness wherefore, said Elite Pharmaceuticals, Inc. has caused this Certificate to be signed by Chris Dick, its President and Chief Operating Officer, this 31st day of August, 2011.

ELITE PHARMACEUTICALS, INC.

By: /s/ Chris Dick
Name: Chris Dick
Title: President and Chief Operating Officer